For Immediate Release
August 6, 2024

Southwest Gas Holdings, Inc. Reports Second Quarter 2024 Financial Results;
Raises Utility Net Income Guidance
Delivers Second Quarter Utility Earnings Growth of 44.5%
Margin Improvement From Nevada Rate Case Outcome
Centuri IPO Successfully Executed; Net Proceeds Used to Reduce Centuri Debt
LAS VEGAS – August 6, 2024 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or “Company”) today reported second quarter 2024 consolidated net income of $18.3 million, or $0.25 per diluted share, and adjusted consolidated net income of $22.5 million, or $0.31 per diluted share. These results compared to consolidated net income of $28.9 million, or $0.40 per diluted share, and adjusted consolidated earnings of $38.8 million, or $0.54 per diluted share for the second quarter of 2023. The utility, Southwest Gas Corporation (“Southwest”), reported second quarter 2024 net income of $27.6 million, compared with net income of $19.1 million in the second quarter of 2023; an increase of $8.5 million, or 44.5 percent.
“We are especially pleased with our performance at the utility over the first six months of 2024, and we remain on track to exceed the full year 2024 utility net income guidance we previously set, and as such we have raised our outlook by $5 million to be in the range of $233 to $243 million,” said Karen Haller, Chief Executive Officer at Southwest Gas. “We accomplished this by delivering on our regulatory priorities and our utility optimization efforts. Following the completion of our general rate case in Nevada, we are seeing the positive impact associated with the recovery of our investments to enhance safety and reliability and meet the needs of our growing customer base. We continue to optimize utility performance through a disciplined business management approach, which is demonstrated by the less than 2 percent increase in O&M over the first six months of the prior year. After fully collecting the previously deferred purchased gas costs from the winter of 2022-2023, the Company finished June with nearly $600 million of cash, and we continue to expect very limited capital markets needs through the end of 2026,” continued Haller.
“At Centuri Holdings, Inc. (“Centuri”), we completed a successful initial public offering (“IPO”) early in the second quarter, which resulted in the payoff of $316 million of Centuri’s debt. We remain committed to effectuating a complete separation of Centuri and continue to monitor market conditions.”
Recent Southwest Gas Operational and Financial Highlights
•In April 2024, completed the IPO of Centuri Holdings, Inc. (NYSE: CTRI) common stock at a price of $21.00 per share, along with a concurrent private placement of Centuri’s common stock at a price per share equal to the IPO price; final net proceeds were approximately $328 million and were primarily utilized to repay amounts under Centuri’s term loan and revolving credit facility with the remainder for general corporate purposes. Post-IPO, Southwest Gas owns approximately 81% of Centuri and will continue to consolidate Centuri in its financial results until conditions for consolidation are no longer met;
•Finished the quarter with nearly $600 million of cash, and continue to expect very limited capital markets needs through the end of 2026;
•Extended the $550 million term loan credit agreement in the third quarter 2024, now matures on July 31, 2025 with a 17.5 basis point reduction in applicable spread;
•Corporate and administrative expenses include $11 million in interest expense related to outstanding borrowings and $1.7 million in Centuri separation costs; and
•Non-GAAP adjustments to second quarter 2024 earnings primarily related to the amortization of intangible assets at Centuri.
SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share items)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$27,594	$19,120	$163,419	$153,816
Contribution to net income (loss) - utility infrastructure services	5,054	18,818	(31,176)	6,946
Contribution to net loss - pipeline and storage	—	—	—	(16,288)
Contribution to net loss - corporate and administrative	(14,315)	(9,060)	(26,173)	(69,685)
Net income	$18,333	$28,878	$106,070	$74,789
Non-GAAP adjustments - consolidated(1)	4,200	9,933	14,924	84,977
Adjusted net income(1)	$22,533	$38,811	$120,994	$159,766
Diluted earnings per share	$0.25	$0.40	$1.47	$1.07
Diluted adjusted earnings per share	$0.31	$0.54	$1.68	$2.28
Weighted average diluted shares	72,015	71,722	71,949	70,072
(1) Beginning with first quarter 2024, we adapted our calculation of adjusted net income by adding an adjustment for the amortization of certain intangible assets at our utility infrastructure services segment. Such adjustments are common in the infrastructure services industry. For comparative purposes, we have also recast adjusted net income for the three and six months ended June 30, 2023 to align with this approach. See "Non-GAAP Measures" below for more information and reconciliations of our non-GAAP financial measures.
Business Segment Highlights

Key Operational and Financial Highlights for Southwest / Natural Gas Distribution Segment Include:
•Refreshed Nevada rates in effect in April 2024, Arizona and Great Basin rate cases filed Q1 2024, and California to be filed Q3 2024
◦Effective April 2024, annual revenue increase of ~$59 million was approved in Nevada, which included an increase in allowed return on equity (9.5%) and an equity capitalization structure of 50%;
•Record twelve-month operating margin of $1.3 billion;
•Approximately 40,000, or 1.8%, new meter sets added to customer count during the last 12 months;
•Operations and maintenance expenses grew less than 2 percent between the comparative year-to-date periods, reflecting utility optimization efforts and cost discipline;
•Fully collected from our customers the previously deferred purchased gas costs from the winter of 2022-2023;
•Finished the quarter with $565 million of cash;
•$391 million capital investment year-to-date to support demand for natural gas and for safety and reliability of the distribution infrastructure for the benefit of our customers; and,
•Extended the $400 million revolving credit facility in the third quarter of 2024, now expiring in August of 2029.
Key Operational and Financial Highlights for Centuri / Utility Infrastructure Services Segment Include:
•In April 2024, paid down $316 million of debt from proceeds of the successful IPO;
•Secured several notable awards reflecting incremental multi-year estimated revenue potential of more than $400 million from a combination of Master Service Agreements (“MSAs”) extensions and strategic bid work;
•Finalized two-phase business review expected to generate more than $29 million in run rate annualized savings in 2025; and
•Revenues of $672 million in the second quarter of 2024, compared to $806 million in the second quarter of 2023 (which benefited from higher volumes of work under MSAs and the timing of bid work).
Southwest / Natural Gas Distribution - Second Quarter 2024
The natural gas distribution segment recorded net income of $27.6 million in the second quarter of 2024, compared to net income of $19.1 million in the second quarter of 2023. This was primarily driven by an increase in operating margin and lower depreciation and amortization, partially offset by higher operations and maintenance expense and lower other income.

Key drivers of second quarter 2024 performance as compared to second quarter 2023 include:
•Increased operating margin contributed $10.8 million. Combined rate relief in Nevada and California added approximately $18 million of incremental margin, and an additional $2 million is attributable to customer growth, as 40,000 first-time meter sets occurred during the last twelve months. The combined impacts of certain customer rate components related to infrastructure and similar tracking mechanisms, along with the variable interest expense (“VIE”) adjustment mechanism in Nevada resulted in a combined $2 million of incremental margin. Furthermore, late fee assessments on customer account balances provided another $1.2 million in incremental margin. Offsetting these operating margin contributions was a $16.1 million decrease in recoveries associated with regulatory programs, which are offset in amortization expense, with no impact overall to operating income; with the remaining variance primarily relating to changes in other miscellaneous revenue and revenue from customers outside of the decoupling mechanisms;
•A $4.9 million increase in operations and maintenance expense primarily related to general cost increases in a variety of areas, including employee-related labor and benefit costs, leak survey and line locating activities, as well as insurance costs. A reduction in external contractor and professional services costs partially offset the mentioned increases;
•Depreciation and amortization decreased $13.2 million, largely related to the $16.1 million reduction in regulatory account amortization associated with the recovery of regulatory program balances, which is offset in operating margin, including a sizable difference in the amount of the California Climate Credit between periods. Such decrease was partially offset by an increase in depreciation on gas plant, reflective of a 7% increase in average gas plant in service since the corresponding second quarter of 2023;
•Other income decreased $4.5 million, driven primarily by a $5.4 million decline in interest income related to carrying charges associated with regulatory account balances, notably, deferred purchased gas cost balances, which on a combined basis decreased from an asset balance of $786 million as of June 30, 2023 to a net liability balance of $82 million as of June 30, 2024. Additionally, a $2.9 million decrease in values (and net death benefits) associated with company-owned life insurance policies between periods and a $1.1 million increase in the non-service-related components of employee pension and other postretirement benefit costs between periods contributed to the decrease. Offsetting these decreases were a $1.8 million increase in the equity portion of the allowance for funds used during construction and approximately $3 million in software write-offs in the prior year period, which did not recur in 2024; and
•Interest expense increased $2.7 million compared to the second quarter of 2023, primarily due to regulatory treatment related to Southwest’s industrial development revenue bonds (the VIE mechanism noted above), including the impacts of deferrals and return/recoveries included in revenue/operating margin that are amortized through interest expense.
Southwest / Natural Gas Distribution - Year-To-Date 2024

The natural gas distribution segment recorded net income of $163.4 million for the six months ended 2024, compared to net income of $153.8 million for the six months ended 2023. This was primarily driven by an increase in operating margin and lower depreciation and amortization expense, partially offset by higher operations and maintenance expense and lower other income.
Key drivers of year-to-date 2024 performance as compared to year-to-date 2023 include:
•Operating margin increased $20 million. Approximately $7 million of incremental margin was attributable to customer growth, including 40,000 first-time meter sets during the last twelve months. Combined rate relief added approximately $28 million of incremental margin. Favorable impacts in connection with certain rate components of infrastructure trackers and the Nevada VIE mechanism ($4.5 million, combined) were also realized. Offsetting these increases was a decrease in recoveries associated with other regulatory programs, totaling $9.6 million, for which an associated comparable decrease is also reflected in amortization expense between periods (discussed below). Furthermore, an $8 million out-of-period favorable gas cost adjustment in the prior-year period did not recur in 2024. Customary gas used in operations (the effects of which are offset in operations and maintenance expense) also reduced operating margin ($3.8 million) in the current period. Changes in miscellaneous revenue and customers outside of the decoupling mechanisms comprise the remaining variance;
•A $4.6 million, or 1.8%, increase in operations and maintenance expense primarily related to general cost increases were experienced in a variety of areas, including in employee-related labor and benefit costs ($2.4 million), leak survey and line locating activities ($3.7 million), incentive compensation, and insurance costs. These increases were partially offset by a reduction in cost of fuel used in operations ($3.8 million, as noted above) and a reduction in external contractor and professional services ($3.3 million);
•Depreciation and amortization decreased $3 million between periods, due primarily to a decrease of $9.6 million in amortization associated with the recovery of regulatory program balances, including a sizable difference in the amount of the California Climate Credit between periods. This decrease was offset by an increase in depreciation on gas plant, reflective of a $686 million, or 7%, increase in average gas plant in service since the corresponding period of 2023. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure;
•Other income (which is net of other deductions) decreased $4.9 million. Interest income declined $8.1 million between periods primarily reflecting a reduction in carrying charges associated with regulatory account balances, notably, deferred purchased gas cost balances, which decreased from an asset balance of $786 million as of June 30, 2023 to a net liability balance of $82 million as of June 30, 2024. Offsetting these decreases was a $3.7 million increase in the equity portion of the allowance for funds used during construction. Non-service components of postretirement benefit costs increased in 2024, but COLI policy death benefits and nonrecoverable software write-offs experienced in the prior year period did not recur in 2024, offsetting most of the impacts; and,

•Interest expense increased $0.6 in the first six months of 2024, as compared to the prior-year period, including offsetting impacts of $300 million of Senior Notes issued in March 2023 and the payoff in April 2023 of a $450 million term loan.
Southwest / Natural Gas Distribution Segment Guidance and Outlook:
The Company has updated its net income guidance and re-affirmed its forward-looking guidance for Southwest:

(in millions, except percentages)	Current Estimates
2024 Southwest net income guidance	$233 - $243
2024 Capital expenditures in support of customer growth, system improvements, and pipe replacement programs	~$830
2024 - 2026 Southwest adjusted net income CAGR(1)	9.25% - 11.25%
2024 - 2026 Capital expenditures	$2,400
2024 - 2026 Southwest rate base CAGR(1)	6.5% - 7.5%
(1) Net income and rate base compound annual growth rate: base year 2024.
Centuri / Utility Infrastructure Services - Second Quarter 2024
The utility infrastructure services segment recorded net income of $5.1 million and adjusted net income of $8 million in the second quarter of 2024, compared to net income of $18.8 million and adjusted net income of $24.7 million in the second quarter of 2023. The second quarter of 2023 benefited from the timing of completed offshore wind projects, and the continuation of a large gas infrastructure project which has since been completed.
Key drivers of Centuri’s second quarter performance in 2024 as compared to second quarter performance in 2023 include:
•$133.7 million, or 17%, decrease in revenues, including a $67.1 million decrease in electric infrastructure services revenue (“Electric”) driven by a reduction in net volume of work under existing MSAs, and a decrease in offshore wind revenues. Also included is a decrease in gas utility infrastructure services revenues (“Gas”) of $58.3 million driven by a reduction in net volumes under existing customer MSAs and timing of a bid project;
•$111 million, or 16%, decrease in utility infrastructure services expenses, primarily related to a lower volume of work under MSAs;
•Depreciation and amortization expense decreased $2.5 million between periods, primarily due to the full depreciation of certain tools/equipment within Electric operations in 2023 and more efficient utilization of existing fixed assets;
•Interest expense decreased $1.9 million compared to the second quarter of 2023, reflective of a reduction in the average debt balance from proceeds from its IPO and concurrent private placement; and

•Non-GAAP adjustments to recorded second quarter 2024 earnings included ($1.3) million of net after-tax strategic review and Centuri IPO costs, while the second quarter of 2023 included $0.9 million of such after-tax costs. Amortization of acquired intangible assets was comparable between the second quarters of 2024 ($4.3 million, after-tax) and 2023 ($5.0 million, after-tax).
Centuri / Utility Infrastructure Services - Year-To-Date 2024
The utility infrastructure services segment recorded a net loss of $31.2 million and adjusted net loss of $19.6 million for the six months ended 2024, compared to net income of $6.9 million and adjusted net income of $17.9 million for the six months ended 2023.
Key drivers of Centuri’s year-to-date 2024 performance as compared to year-to-date 2023 include:
•$259 million, or 18%, decrease in revenues driven primarily by decreases in Electric revenues of $148.9 million driven by a reduction in volumes under MSAs, and a reduction in offshore wind. Also included is a decrease in Gas revenues of $95.7 million driven by a reduction in net volumes under existing customer MSAs and timing of bid projects;
•$199.2 million, or 15%, decrease in utility infrastructure services expenses, primarily related to lower volume of infrastructure services provided under MSAs;
•Depreciation and amortization expense decreased $6 million between periods driven by a number of small tools becoming fully depreciated and more efficient utilization of existing fixed assets in recent periods; and
•Non-GAAP adjustments to recorded year-to-date 2024 earnings included $2.3 million of net after-tax strategic review and Centuri IPO costs, while year-to-date 2023 earnings included $0.9 million of such after-tax costs. Amortization of acquired intangible assets for the year-to-date 2024 period included $9.3 million of after-tax costs and $10.0 million of after-tax costs for the comparable 2023 period.
Centuri Separation Update
On April 22, 2024, Southwest Gas and Centuri announced the closing of Centuri's IPO of 14,260,000 shares of Centuri common stock, including shares issued as part of the full exercise of the underwriters' over-allotment option, at an IPO price of $21.00 per share. Centuri's common stock now trades on the New York Stock Exchange (“NYSE”) under the symbol “CTRI”.
The approximately $328 million net proceeds to Centuri from the IPO (inclusive of the private placement) were primarily used to repay amounts under Centuri's revolving credit and term loan facility, with the remainder for general corporate purposes.
Southwest Gas will update investors on its plans with respect to the balance of its 81% ownership stake held in Centuri at a future date. This may include a sale of CTRI shares, a distribution of CTRI shares to SWX shareholders, a potential exchange of CTRI shares for SWX shares, or some combination thereof. Southwest Gas remains committed to pursuing a pure play utility strategy through an exit of its remaining interest in Centuri; the Centuri IPO puts the Company on a path to achieving that objective.

Conference Call and Webcast
Southwest Gas will host a conference call on Tuesday, August 6, 2024 at 11:00 a.m. ET to discuss its second quarter 2024 results. The associated press releases and presentation slides are available at swgasholdings.com.
The call will be webcast live on the Company's website at swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas website.
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. In addition, Southwest Gas Holdings, Inc. is the majority owner of Centuri Holdings, Inc., which provides comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”), Southwest Gas Corporation (the “Utility” or “Southwest”), Centuri Holdings, Inc. and Centuri Group, Inc. (“Centuri”) and their expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2024. In addition, the statements under headings pertaining to “Guidance and Outlook” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company, Utility, and Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, statements regarding the proposed transaction structure and timing of a separation of our remaining interests in Centuri, the timing and impact of executing (or not executing) such transaction alternatives, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the impacts of construction activity at Centuri, the potential for, and the impact of, a credit rating downgrade, the costs to integrate new businesses, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the natural gas distribution segment will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected, that increases in costs will be timely incorporated in contracts and revenues, that customer materials will be available timely to efficiently complete projects, or that inefficiencies in the mix of work will not result, nor can it provide assurance regarding acquisitions or their impacts, including management’s plans or expectations related thereto. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and

Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This earnings release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP measures include (i) adjusted consolidated earnings per diluted share, (ii) adjusted consolidated net income, (iii) natural gas distribution segment adjusted net income, (iv) pipeline and storage segment adjusted net income, (v) utility infrastructure services segment adjusted net loss, and (vi) adjusted corporate and administrative net loss. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance. Adjusted consolidated net income for the six-months ended June 30, 2024 and 2023 includes adjustments to add back expenses related to the MountainWest acquisition and integration expenses, the strategic review, along with losses on disposal groups held for sale, including goodwill impairment impacts and estimated selling costs, other costs associated with the sale, costs incurred to facilitate a separation of Centuri, and amortization of intangible assets at Centuri. Management believes that it is appropriate to adjust for expenses related to the MountainWest acquisition and integration, for losses on held for sale businesses and for related costs, along with costs to facilitate a separation of Centuri, because they are expenses and charges that will not recur following these events. The amortization of certain acquisition intangible assets applies to our utility infrastructure services segment adjusted net income (loss) and therefore applies to adjusted net income at the Southwest Gas Holdings consolidated level as well. We believe this adjustment is a common adjustment in the infrastructure services industry and that this adjustment allows investors to more clearly compare earnings performance with Centuri peer performance; as such, beginning with the first quarter of 2024, the Company has presented this adjustment now that Centuri has completed its IPO and has begun as a public company. For comparison, the Company has recast adjusted net income for the first quarter of 2023, to add amortization of certain intangible assets in order to align the presentation of adjusted net income between periods, including related tax effects.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (The Southwest Gas Holdings, Inc. Consolidated Earnings Digest included herein provides reconciliations for these non-GAAP measures.)

We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measure due to our inability to project special charges and certain expenses. Following the Centuri IPO, we are no longer reporting Utility Infrastructure Services EBITDA and Adjusted EBITDA. Centuri will report those metrics in its own earnings materials.
Contacts

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Sean Corbett
Vice President of Investor Relations and Treasurer	Manager, Corporate Communications
Phone: (702) 364-3135	Phone: (702) 876-7219
justin.forsberg@swgas.com	sean.corbett@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2024	2023
Consolidated Operating Revenues	$1,182,168	$1,293,645

Net Income applicable to Southwest Gas Holdings	$18,333	$28,878

Weighted Average Common Shares	71,839	71,536

Basic Earnings Per Share	$0.26	$0.40

Diluted Earnings Per Share	$0.25	$0.40

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$122,777	$102,789
Plus:
Operations and maintenance (excluding Admin & General) expense	83,150	79,179
Depreciation and amortization expense	61,687	74,845
Operating Margin	$267,614	$256,813

SIX MONTHS ENDED JUNE 30,	2024	2023
Consolidated Operating Revenues	$2,763,124	$2,896,949

Net Income applicable to Southwest Gas Holdings	$106,070	$74,789

Weighted Average Common Shares	71,784	69,901

Basic Earnings Per Share	$1.48	$1.07

Diluted Earnings Per Share	$1.47	$1.07

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$379,585	$362,153
Plus:
Operations and maintenance (excluding Admin & General) expense	164,455	158,875
Depreciation and amortization expense	146,510	149,495
Operating Margin	$690,550	$670,523

Reconciliation of non-GAAP financial measures of Adjusted net income (loss) and Adjusted diluted earnings (loss) per share and their comparable GAAP measures of Net income (loss) and Diluted earnings (loss) per share. Note that the comparable GAAP measures are also included in Note 7 - Segment Information in the Company’s June 30, 2024 Form 10-Q. As noted above, under “Non-GAAP Measures,” beginning with the first quarter of 2024, we have added an adjustment to adjusted net income (loss) applicable to Utility Infrastructure Services, which accordingly applies to adjusted net income (loss) applicable to Southwest Gas Holdings on a consolidated basis. In order to provide a consistent comparative presentation, we have recast Adjusted net income (loss) for the second quarter of 2023.
Amounts in thousands, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$27,594	$19,120	$163,419	$153,816
Plus:
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	2,036	—	2,036
Income tax effect of adjustment above(1)	—	(489)	—	(489)
Adjusted net income applicable to Natural Gas Distribution	$27,594	$20,667	$163,419	$155,363

Net income (loss) applicable to Utility Infrastructure Services (GAAP)	$5,054	$18,818	$(31,176)	$6,946
Plus:
Strategic review, including Centuri separation(5)	(1,471)	1,137	2,406	1,228
Income tax effect of adjustment above(1)	125	(284)	(131)	(307)
Amortization of intangible assets(2)	5,685	6,670	12,353	13,338
Income tax effect of adjustment above(1)	(1,395)	(1,636)	(3,031)	(3,272)
Adjusted net loss applicable to Utility Infrastructure Services	$7,998	$24,705	$(19,579)	$17,933

Net loss applicable to Pipeline and Storage (GAAP)(3)	$—	$—	$—	$(16,288)
Plus:
Goodwill impairment and loss on sale	—	—	—	21,215
Income tax effect of adjustment above(1)	—	—	—	6,196
Nonrecurring stand-up costs associated with integrating MountainWest	—	—	—	2,565
Income tax effect of adjustment above(1)	—	—	—	(616)
Adjusted net income applicable to Pipeline and Storage	$—	$—	$—	$13,072

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss - Corporate and administrative (GAAP)	$(14,315)	$(9,060)	$(26,173)	$(69,685)
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	397	—	51,870
Income tax effect of adjustment above(1)	—	(95)	—	(12,449)
MountainWest stand-up, integration, and transaction-related costs	—	—	—	291
Income tax effect of adjustment above(1)	—	—	—	(70)
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	359	—	359
Income tax effect of adjustment above(1)	—	(86)	—	(86)
Centuri separation cost	1,652	2,532	4,377	4,169
Income tax effect of adjustment above(1)	(396)	(608)	(1,050)	(1,001)
Adjusted net loss applicable to Corporate and administrative	$(13,059)	$(6,561)	$(22,846)	$(26,602)

Net income applicable to Southwest Gas Holdings (GAAP)	$18,333	$28,878	$106,070	$74,789
Plus:
Goodwill impairment and loss on sale and sale-related expenses(4)	—	397	—	73,085
MountainWest stand-up, integration, and transaction-related costs	—	—	—	2,856
Consulting fees related to optimization opportunity identification, benchmarking, and assessment	—	2,395	—	2,395
Strategic review and Centuri separation	181	3,669	6,783	5,397
Amortization of intangible assets(2)	5,685	6,670	12,353	13,338
Income tax effect of adjustments above(1)	(1,666)	(3,198)	(4,212)	(12,094)
Adjusted net income applicable to Southwest Gas Holdings	$22,533	$38,811	$120,994	$159,766

Weighted average shares - diluted	72,015	71,722	71,949	70,072

Earnings per share:
Diluted earnings per share	$0.25	$0.40	$1.47	$1.07
Adjusted consolidated earnings per diluted share	$0.31	$0.54	$1.68	$2.28

(1) Calculated using the Company’s blended statutory tax rate of 24%, except for items pertaining to the Utility Infrastructure Services segment which, for most items, was calculated using a blended statutory tax rate of 25% and goodwill impairment related to MountainWest, which was calculated using an effective tax rate of ~23%. Strategic review costs for Centuri include certain costs for IPO readiness, including certain compensation costs related to top leader public company transition, or reversal of such amounts in the 2nd quarter of 2024; the majority of compensation-related amounts is non-deductible for tax purposes. Certain MountainWest Settlement agreement costs were non-deductible for tax purposes, in addition to a component of the impairment loss that was a permanent item without tax basis thereby lowering the 2023 tax benefit by $11.2 million.

(2) The Company has determined that the adjustment for intangible asset amortization is appropriate as such is a non-cash expense and the valuation of acquired intangibles is inherently subjective. The Company owned all of Centuri prior to the IPO and owns approximately 81% of Centuri following the IPO; as such, the Company has adjusted the add back of intangible assets in the second quarter of 2024 to reflect its relative Pre- and Post-IPO ownership interests.

(3) The information for 2023 reflects activity related to the period from January 1, 2023 to February 13, 2023 (the last full day of ownership).
(4) Amount includes approximately $1.5 million during the six months ended March 31, 2023 in administrative expenses incurred related to the sale of MountainWest, which were not part of the loss on sale overall.

(5) The strategic review costs for Centuri in the second quarter of 2024 are negative as certain costs related to executive compensation recognized in the previous quarter were reversed following the notice of resignation in the 2nd quarter of 2024.

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$27,594	$19,120	$163,419	$153,816
Contribution to net income (loss) - utility infrastructure services	5,054	18,818	(31,176)	6,946
Contribution to net income (loss) - pipeline and storage	—	—	—	(16,288)
Corporate and administrative	(14,315)	(9,060)	(26,173)	(69,685)
Net income	$18,333	$28,878	$106,070	$74,789

Basic earnings per share	$0.26	$0.40	$1.48	$1.07
Diluted earnings per share	$0.25	$0.40	$1.47	$1.07

Weighted average common shares	71,839	71,536	71,784	69,901
Weighted average diluted shares	72,015	71,722	71,949	70,072

Results of Natural Gas Distribution
Regulated operations revenues	$510,093	$487,866	$1,563,026	$1,402,745
Net cost of gas sold	242,479	231,053	872,476	732,222
Operating margin	267,614	256,813	690,550	670,523
Operations and maintenance expense	129,627	124,731	260,493	255,919
Depreciation and amortization	61,687	74,845	146,510	149,495
Taxes other than income taxes	21,228	21,604	44,131	44,344
Operating income	55,072	35,633	239,416	220,765
Other income, net	14,211	18,742	32,311	37,185
Net interest deductions	39,839	37,104	76,283	75,726
Income before income taxes	29,444	17,271	195,444	182,224
Income tax expense (benefit)	1,850	(1,849)	32,025	28,408
Contribution to net income - natural gas distribution	$27,594	$19,120	$163,419	$153,816

	Three Months Ended June 30,		Six Months Ended June 30, 2024
	2024	2023	2024	2023
Results of Utility Infrastructure Services
Utility infrastructure services revenues	$672,075	$805,779	$1,200,098	$1,459,072
Operating expenses:
Utility infrastructure services expenses	604,545	715,717	1,120,188	1,319,397
Depreciation and amortization	34,385	36,860	68,704	74,730
Operating income	33,145	53,202	11,206	64,945
Other income (deductions)	708	883	740	203
Net interest deductions	22,629	24,525	46,728	46,901
Income (loss) before income taxes	11,224	29,560	(34,782)	18,247
Income tax expense (benefit)	4,293	9,361	(5,308)	8,181
Net income (loss)	6,931	20,199	(29,474)	10,066
Net income attributable to noncontrolling interests	1,877	1,381	1,702	3,120
Contribution to consolidated results attributable to Centuri	$5,054	$18,818	$(31,176)	$6,946

FINANCIAL STATISTICS
Market value to book value per share at quarter end		144%
Twelve months to date return on equity	-- total company	5.5%
	-- gas segment	7.9%
Common stock dividend yield at quarter end		3.5%
Customer to employee ratio at quarter end (gas segment)		933 to 1

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$2,607,568	6.73%	9.30%
Southern Nevada(1)	1,780,756	7.00	9.50
Northern Nevada(1)	227,060	7.01	9.50
Southern California(2)	285,691	8.02	11.16
Northern California(2)	92,983	7.91	11.16
South Lake Tahoe(2)	56,818	7.91	11.16
Great Basin Gas Transmission Company(3)	135,460	8.30	11.80
(1) Effective April 2024.
(2) Authorized returns updated effective January 1, 2024, due to an Automatic Rate of Return Trigger Mechanism.
(3) Estimated amounts based on 2019/2020 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Six Months Ended June 30,
(In dekatherms)	2024	2023
Residential	52,060,127	62,078,658
Small commercial	20,010,847	21,951,575
Large commercial	5,789,710	5,800,396
Industrial / Other	2,852,191	3,277,448
Transportation	42,816,082	41,660,804
Total system throughput	123,528,957	134,768,881

HEATING DEGREE DAY COMPARISON
Actual	1,229	1,546
Ten-year average	1,196	1,170
Heating degree days for prior periods have been recalculated using the current period customer mix.